Exhibit 99.1

234 Kingsley Park Drive Fort Mill, South Carolina 29715

News Release

TICKER SYMBOL	MEDIA RELATIONS	INVESTOR RELATIONS
(NYSE: UFS) (TSX: UFS)	David Struhs Vice-President Corporate Services and Sustainability Tel.: 803-802-8031	Nicholas Estrela Director Investor Relations Tel.: 514-848-5555 x 85979

DOMTAR OPTIMIZING FLUFF PULP PRODUCTION, STREAMLINING PLYMOUTH MILL OPERATIONS

Fort Mill, September 23, 2016 – Domtar Corporation (NYSE/TSX: UFS) announced today a plan to optimize fluff pulp manufacturing at its Plymouth mill. The streamlining measures will strengthen the mill’s position in the global fluff pulp markets.

The restructuring, which is expected to be completed by mid-2017, includes the permanent closure of the small pulp dryer and idling of related assets, in addition to a workforce reduction of approximately 100 positions. The streamlining process will also right-size the mill to an annualized production target of approximately 380,000 metric tons of fluff pulp. The Plymouth mill will continue to produce Lighthouse™ Fluff, the benchmark grade for high-quality fluff pulp.

“This action at Plymouth along with the start-up of fluff pulp production at Ashdown will optimize Domtar’s fluff pulp manufacturing network and strengthen our position in the growing fluff-pulp market,” said Domtar President and Chief Executive Office John D. Williams. “We remain committed to the Plymouth mill, where we have made significant investments in the past several years. These changes will prepare the mill for long-term, sustainable success.”

Fluff pulp is bleached softwood cellulose fiber used worldwide in absorbent applications such as baby diapers, feminine hygiene and adult incontinence products.

About Domtar

Domtar is a leading provider of a wide variety of fiber-based products including communication, specialty and packaging papers, market pulp and absorbent hygiene products. With approximately 10,000 employees serving more than 50 countries around the world, Domtar is driven by a commitment to turn sustainable wood fiber into useful products that people rely on every day. Domtar’s annual sales are approximately $5.3 billion and its common stock is traded on the New York and Toronto Stock Exchanges. Domtar’s principal executive office is in Fort Mill, South Carolina. To learn more, visit www.domtar.com.

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Forward-Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the captions “Forward-Looking Statements” and “Risk Factors” of the latest Annual Report on Form 10-K filed with the SEC as updated by the Company’s latest Quarterly Report on Form 10-Q. Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

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